Exhibit 99.2

Aravive Presents Positive Data from initial 12 Patients in Phase 1b portion of its Phase 1b/2 Ovarian Cancer Study of AVB-500 in Late Breaking Oral Presentation at European Society for Medical Oncology Congress in Barcelona

Company additionally reports data on initial 28 evaluable patients in ongoing expansion study as well as expansion cohort dose increase based on drug exposure-response analysis

HOUSTON– September 27, 2019 – Aravive, Inc. (Nasdaq: ARAV) today presented positive data from the initial 12 patients of the ongoing Phase 1b portion of the company’s Phase 1b/2 study of AVB-500 in ovarian cancer patients in a late breaking oral presentation at the European Society for Medical Oncology (ESMO) Congress in Barcelona.

The open-label, Phase 1b portion of the study of AVB-500 in patients with platinum-resistant recurrent ovarian cancer enrolled patients into two cohorts, one investigating a combination of AVB-500 with pegylated liposomal doxorubicin (PLD) and the other, a combination with paclitaxel (PAC). In both study groups, AVB-500 treatment led to early proof of concept with overall best response rate (ORR) by investigator determined RECIST v1.1 criteria and durable response in responders. AVB-500 was well tolerated with no dose limiting toxicities (DLT). The data from the initial 12 patients are summarized as follows:

•	Clinical benefit [Partial Response (PR) + Stable Disease (SD)] in 7 out of 12 patients (58 percent)
•	Partial responses (PR) in 5 out of 12 patients (42 percent)
o	The mean response rate in patients treated was 50 percent with AVB-500+PAC, and 33 percent with AVB-500+PLD
o	Three responders had at least 60 percent tumor regression
o	Two responders had more than 80 percent tumor regression
•	The current average treatment duration for responders is 7 months and 4 of 5 patients who responded remain on study
o	Two patients who responded have completed their chemotherapy regimen and are receiving AVB-500 alone

“Due to its aggressive nature, ovarian cancer has been particularly challenging to address therapeutically, so we are encouraged by the early positive efficacy signal,”

said investigator Bradley J. Monk, M.D., professor and director of the division of gynecologic oncology at Creighton University School of Medicine at St. Joseph’s Hospital and Medical Center in Phoenix, Arizona. “This clinical study continues to support previous literature that highlights the potential for agents that can inhibit the GAS6/AXL pathway to provide new treatment options for ovarian cancer patients.”

The company continues to use Model-Informed Drug Development (MIDD) to guide selection of higher drug doses for evaluation in Phase 1b and identify the optimal drug dose for AVB-500 in the treatment of cancer.

Preliminary data from subsequent patients enrolled in the study have demonstrated an exposure-response relationship which has guided the company to study higher doses of the drug in the expansion cohort (15 mg/Kg and 20 mg/kg every two weeks).

The following updated information from the initial 28 evaluable patients in the ongoing expansion study is reported by the company in conjunction with, but separate from, the ESMO presentation:

•	AVB-500 continues to be well tolerated.
•	Current response rates correlate with drug exposure:
o

Peak and trough levels after first dose of AVB-500 appear to predict anti-tumor activity. The relationship of peak drug level with response rate (PR) and clinical benefit rate (PR + SD) were statistically significant with p-values of 0.0236, 0.0337 respectively.

o

72.7 percent of patients with peak drug level > 225 mg/L (high drug level) achieved clinical benefit (PR + SD) compared to 17.6 percent with peak drug level <= 225 mg/L (low drug level). At a confidence level of 0.95, the p-value was 0.0118.

o	The clinical benefit rate in the initial 28 patients is currently at 61 percent with 25 percent PR. As the data continues to mature, the best response rates are subject to change.
o	A review of the baseline characteristics and demographics of the patients did not reveal any apparent differences, suggesting that the drug exposure is the primary driver of anti-tumor activity.
o	The company cautions that the statistical significance associated with these estimates is marginal, given the n=28, and results should be interpreted with caution.

“Understanding that there is an exposure-response relationship where higher clinical benefit is seen in patients achieving higher drug levels is very promising for our program at this stage,” said Gail McIntyre, Ph.D., chief scientific officer of Aravive. “It demonstrates that AVB-500 is contributing to the clinical benefit and it informs the dose that should be tested in pivotal studies.”

Aravive plans to report the detailed analysis once the data from the initial 30 patients on the current 10 mg/kg dose mature toward the end of the year. That data analysis will be evaluated to inform the regulatory strategy for AVB-500 as a treatment for platinum-resistant ovarian cancer. If current exposure response relationships are confirmed in the dose escalation portion of the expansion study by mid 2020, Aravive intends to explore the potential for an accelerated regulatory pathway for AVB-500 with the FDA.

The company is further exploring feasibility of biomarker-driven individualized dose adjustments. Aravive plans to incorporate the exposure-response information into their planned studies in clear cell renal cancer and renal fibrosis trials.

About Ovarian Cancer

Each year in the United States, more than 22,000 women develop ovarian cancer and there are approximately 14,240 attributed deaths annually, making ovarian cancer the deadliest of gynecologic malignancies. Most women with ovarian cancer are diagnosed with advanced disease, after the tumor has already spread, and their disease rapidly becomes resistant to existing chemotherapies.

About AVB-500

AVB-500 (previously called AVB-S6-500) is a therapeutic recombinant fusion protein that has been shown to neutralize GAS6 activity by binding to GAS6 with very high affinity. In doing so, AVB-500 selectively inhibits the GAS6-AXL signaling pathway. In preclinical studies, GAS6-AXL inhibition has shown anti-tumor activity, both as a single agent or in combination with a variety of anticancer therapies including radiation therapy, immuno-oncology agents, and chemotherapeutic drugs that affect DNA replication and repair. Increased expression of AXL and GAS6 in tumors is correlated to poor prognosis and survival and has been implicated in therapeutic resistance to conventional chemotherapeutics and targeted therapies.

Aravive is currently enrolling the expansion cohort in the phase 1b portion of a phase 1b/2 clinical trial of AVB-500 in platinum-resistant recurrent ovarian cancer. An investigator-studied Phase 1 study of AVB-500 in combination with durvalumab in patients with platinum-resistant, recurrent epithelial ovarian cancer is also ongoing. A Phase 1 clinical trial in healthy volunteers (NCT03401528) investigating the safety, pharmacokinetics, and pharmacodynamics of AVB-500 met the safety and tolerability endpoints and demonstrated clinical proof-of-mechanism for AVB-500 in neutralizing GAS6. Based on AVB-500’s favorable safety profile, coupled with its specifically targeted mechanism of action, the protein has the potential to be used both in combination with existing therapies, as well as a maintenance drug. U.S. FDA granted Fast Track Designation to Aravive Biologics’ AVB-500 in platinum-resistant recurrent ovarian cancer in 2018.

About Aravive
Aravive, Inc. (Nasdaq: ARAV) is a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis. Aravive’s lead product candidate, AVB-500, is an ultra-high affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis. Aravive is evaluating AVB-500 in platinum-resistant ovarian cancer, and intends to expand development into additional oncology and fibrotic indications. Aravive is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016. Aravive was one of FierceBiotech's Fierce 15 in 2017. For more information, please visit www.aravive.com.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), express or implied, concerning the Company’s goals, intentions and expectations as to future plans or events, including statements regarding plans to report the detailed analysis toward the end of the year, exploring the potential for an accelerated regulatory pathway for AVB-500 with the FDA, exploring the feasibility of biomarker-driven individualized dose adjustments and plans to incorporate exposure-response information into planned studies in clear cell renal cancer and renal fibrosis trials, the potential of AVB-500 halting the biological programming that promotes disease progression and the expansion of the development of AVB-500 into additional oncology and fibrotic indications. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the Company’s ability to report a detailed analysis from the initial 30 patients on the current 10 mg/kg dose toward the end of the year, the

Company’s ability to explore the potential for an accelerated regulatory pathway for AVB-500 with the FDA, the Company’s ability to explore the feasibility of biomarker-driven individualized dose adjustments, the Company’s ability to incorporate exposure-response information into planned studies in clear cell renal cancer and renal fibrosis trials, the Company’s ability to expand development in 2019 into additional oncology and fibrotic indications, the Company’s dependence upon AVB-500, AVB-500’s ability to have favorable results in clinical trials or receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that AVB-500 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing AVB-500; if AVB-500 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018,  recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Aravive:

Investors:

Christina Tartaglia
Stern Investor Relations
christina@sternir.com

Media:

Heidi Chokeir

Canale Communications

heidi@canalecomm.com

619-203-5391